Exhibit 5.2

June 22, 2021

Frank’s International N.V. Mastenmakersweg 1 1786 PB Den Helder The Netherlands

Re:	Registration Statement on Form S-4

Dear Frank’s:

We have acted as special counsel to Frank’s International N.V., a Netherlands a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 34241787 (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the issuance by the Company of up to 5,782,392 warrants of the Company to purchase shares of common stock of the Company as specified in the Registration Statement (each, a “Warrant”). The Warrants are being issued pursuant to a Proxy Statement/Prospectus (the “Prospectus”) forming a part of the Registration Statement.

In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, New Eagle Holdings Limited and Expro Group Holdings International Limited (“Expro”), dated as of March 10, 2021 that is filed as Exhibit 2.1 to the Registration Statement; (ii) the Warrant Agreement, dated February 5, 2018 between Expro and Cortland Capital Market Services LLC, as Warrant Agent (such agent, the “Warrant Agent” and such agreement, the “Original Warrant Agreement”), (iii) the Form of Warrant Agreement that, subject to the terms and conditions contained in the Merger Agreement and the Original Warrant Agreement, would be entered into as of the Effective Time (as defined in the Merger Agreement) between the Company and the Warrant Agent that is filed as Exhibit 10.4 to the Registration Statement (the “Warrant Agreement”); (iv) the Registration Statement; (v) the Form of Class A Warrant Certificate and the Form of Class B Warrant Certificate attached as exhibits to the Warrant Agreement; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Frank’s International N.V. June 22, 2021 Page 2

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and (v) the Warrants will be issued in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus relating thereto. We have further assumed that each of the documents identified in clauses (i) through (v) of the preceding paragraph will be entered into, adopted or filed as appropriate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants, when and if issued and delivered in accordance with the terms of the Merger Agreement, and assuming the due authorization, execution and delivery of such Warrants by the Company and the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. We do not express any opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to matters governed by the laws of the Netherlands, we have relied, with the consent of such counsel, on the opinion, filed as Exhibit 5.1 to the Registration Statement, of NautaDutilh N.V. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.